UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
August 9, 2007
Date of Report (Date of earliest event reported)
Zunicom Inc
(Exact name of registrant as specified in its charter)

Texas	000-27210	75-2408297

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification Number)

4315 West Lovers Lane, Dallas, Texas	75209

(Address of principal executive offices)	(Zip Code)
(214) 352-8674
Registrant’s telephone number, including area code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

3.02 Unregistered Sales of Equity Securities
9.01 Financial Statements and Exhibits
Signatures
EX-10.15 Form of Shares Grant Agreement

Item 3.02        Unregistered Sales of Equity Securities

As reported in the Company’s Form 8-K dated June 25, 2007, the Board of Directors of the Company (the “Board”) authorized the grant (the “Grant”) of an aggregate of 645,133 restricted shares of common stock of the Company (the “Shares”) to 11 key employees (“Grantees”) of the Company’s subsidiary, Universal Power Group, Inc. (“UPG”). In addition, the Board granted to Mr. William Tan, its chief executive officer, 351,807 restricted shares. The Shares issued to the Grantees are issuable in consideration of the past services rendered by the Grantees (for periods of up to ten years) and as an incentive for their continued employment by UPG.  The Agreement with Mr. Tan was amended and restated on August 9, 2007 and as so amended and restated provides that the 351,807 restricted shares issued to Mr. Tan are issuable in consideration of the past services rendered by him (for periods of up to ten years) and as an incentive for his agreeing to continue to either serve as the chief executive officer of the Company or, in lieu thereof, to be available to provide consulting services to the Company. The Board determined that the past services rendered by the Grantees and Mr. Tan resulting in the recent UPG public offering have provided the Company with sufficient value for the issuance of these Shares (approximately $825,000, based on the closing market price of the Company’s common stock on the date of the Grant).  At the closing of UPG’s IPO, the Company received gross proceeds of $7 million from the sale of one million UPG Shares and also received UPG’s promissory notes in the aggregate principal amount of $5.85 million.  In addition, the company retained two million UPG Shares which, at that date, had an aggregate market value of $14 million.

                Mr. Tan, President, CEO and a Director of the Company, abstained from voting on the grant of Shares to him and the revision of the Agreement on August 9, 2007 granting the shares to him.

Item 9.01 Financial Statements and Exhibits.

(d)               Exhibits

10.15   Form of Shares Grant Agreement dated August 9, 2007 to William Tan.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Zunicom Inc
Date: August 10, 2007	By:	/s/ John C. Rudy
John C. Rudy
Chief Financial Officer